OFFER TO PURCHASE

                  TDL Infomedia Group plc ("Group")

Offers to purchase any and all of its outstanding GBP67,750,000 12.125% Senior Subordinated Notes due 2009, for cash, at 101% of the principal amount of the notes plus accrued and unpaid interest.

The above series of notes are collectively referred to herein as the "Notes". The aggregate purchase price Group will pay is referred to herein as the "Purchase Amount".

                                 and

                         CONSENT SOLICITATION

                       TDL Infomedia Group plc

Solicits the consent of holders of the Notes to permit TDL Infomedia
Holdings plc ("Holdings") to offer to purchase (the "Holdings Offer") any and all of its outstanding $11,275,000 15.5% Senior Discount Notes due 2010
(the "Discount Notes") for cash, at 101% of the accreted amount of the notes plus accrued and unpaid interest.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH HEREIN, THE OFFER TO PURCHASE, CONSENT SOLICITATION AND WITHDRAWAL AND REVOCATION RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON SEPTEMBER 19, 2003, AND MAY NOT BE EXTENDED EXCEPT AS REQUIRED BY APPLICABLE LAW OR AT GROUP'S OPTION (AS IT MAY BE SO EXTENDED, THE "EXPIRATION DATE"). NOTES TENDERED MAY BE WITHDRAWN AND CONSENTS DELIVERED MAY BE REVOKED AT ANY TIME PRIOR TO EXPIRATION DATE.

The Offer is not conditioned upon the tender of a minimum principal amount of Notes. See "The Offer-Conditions of the Offer". Holdings will only make the Holdings Offer if Group receives the Requisite Consents (as defined below under "The Consent Solicitation-Requisite Consents").

The date of this Offer to Purchase and Consent Solicitation is August 21, 2003, and the Offer to Purchase and Consent Solicitation commence as of the date hereof.


                              IMPORTANT

If you wish to tender your Notes you should either (i) complete and sign the letter of transmittal (or a facsimile copy thereof) in accordance with the instructions thereon, have your signature thereon guaranteed (if required by Instruction 1 of the letter of transmittal) and send or deliver such manually signed letter of transmittal (or a manually signed facsimile copy thereof) and any other required documents, including, without limitation, certificates evidencing your Notes (or, in the case of Notes delivered by book-entry transfer, confirmation of the transfer of your Notes into the account of The Bank of New York (the "Agent") with DTC (as defined below) pursuant to the procedures described herein) to the Agent or (ii) request your broker, dealer, commercial bank, trust company or other nominee
(each, a "Nominee") to effect the transaction for you. If you have Notes registered in the name of a Nominee, you must contact such Nominee if you desire to tender any Notes so registered or to give your consent in respect of any such Notes. See "The Offer-Procedures for Tendering Notes" and
"The Consent Solicitation-How to Consent".

If you wish to tender Notes but cannot comply with the procedures set forth herein for tender on a timely basis, or if your certificates for Notes are not immediately available, you may tender the Notes by following the procedures for guaranteed delivery set forth under "The Offer-Guaranteed Delivery Procedures".

The Depositary Trust Company ("DTC") has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were holders. To effect a tender and consent, DTC participants must simultaneously complete and sign the letter of transmittal and transmit their acceptance to DTC through DTC's Automated Tender Offer Program ("ATOP"), for which the Offer will be eligible. Tenders of Notes held through Euroclear or Clearstream Banking, societe anonyme ("Clearstream, Luxembourg") must be tendered in accordance with their procedures. If your Notes are held of record by a Nominee, you must instruct such Nominee to tender the Notes on your behalf. A letter of transmittal (including the instructions thereto), which may be used by a beneficial owner to effect the tender and consent, is included in the materials provided with this Offer. See "The Offer-Book-Entry Transfer".

Tendering holders will not be obligated to pay brokerage fees or commissions of the Agent.

The Consent Solicitation is being made upon the terms and subject to the conditions in this Offer to Purchase and Consent Solicitation. Only Holders, or any person who holds a proxy of a Holder, will be eligible to consent to the Holdings Offer or revoke the Consent previously given by any such Holder. For the purposes of this Consent Solicitation, the term "Holder" means each person who is shown in the records of DTC as the holder of a particular book-entry interest in respect of Notes as of the Record Date. Persons who purchase an interest in the Notes after the Record Date must obtain a proxy from the Holder of such Notes in order to consent to the Holdings Offer or to revoke a consent previously given.

Any beneficial owner of an interest in Notes held of record on the Record Date through DTC who wishes to give its consent must contact and direct the participant in DTC (a "DTC Participant") through which such beneficial owner's Notes are held to execute a Consent with respect to such Notes. In order to validly give a Consent, a properly completed and executed Consent Form must be received by the Agent in London on or prior to the Expiration Date as more fully explained in "The Consent Solicitation".

The Requisite Consents for the Holdings Offer are the valid and unrevoked Consent of Holders of at least a majority in aggregate principal amount of the Notes on the Record Date. At the close of business on the Record Date, GBP67,750,000 aggregate principal amount of the Notes were outstanding.

Immediately following the Expiration Date, if the Requisite Consents have been received, Holdings will make the Holdings Offer.

Questions and requests for assistance or for additional copies of this notice, the letter of transmittal, the consent, or any other documents may be directed to the Agent at its address and telephone number set forth on the back cover of this notice. Beneficial owners may also contact their Nominee through which they hold the Notes with questions and requests for assistance.

This notice does not constitute an offer to purchase notes in any jurisdiction in which, or to or from any person to or from whom it is unlawful to make such an offer of solicitation under applicable securities or blue sky laws. The delivery of this offer shall not under any circumstances create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of TDL Infomedia Group plc or any of its subsidiaries or affiliates since the date hereof.

THIS NOTICE, THE LETTER OF TRANSMITTAL AND THE CONSENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER OR THE CONSENT SOLICITATION.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OR THE CONSENT SOLICITATION OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL OR THE CONSENT. IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TDL INFOMEDIA GROUP PLC, TDL INFOMEDIA HOLDINGS PLC, THE TRUSTEE, THE AGENT OR BY THE PAYING AGENT.

WE ARE NOT MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER NOTES IN RESPONSE TO THE OFFER.

THIS NOTICE, THE LETTER OF TRANSMITTAL AND THE CONSENT ARE ONLY BEING ISSUED BY TDL INFOMEDIA GROUP PLC TO HOLDERS OF THE NOTES AND ARE NOT INTENDED TO BE DISTRIBUTED TO ANY OTHER PERSON.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED TO SEEK YOUR OWN PERSONAL FINANCIAL ADVICE FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER DULY
AUTHORIZED UNDER THE FINANCIAL SERVICES ACT 1986, AS AMENDED,
IMMEDIATELY.

IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED ALL OF YOUR NOTES, PLEASE FORWARD THIS DOCUMENT TOGETHER WITH THE ACCOMPANYING DOCUMENTS TO THE STOCKBROKER, BANK OR OTHER AGENT FOR WHOM THE SALE OR TRANSFER WAS EFFECTED FOR ONWARD TRANSMISSION TO THE PURCHASER OR TRANSFEREE. HOWEVER, SUCH DOCUMENT SHOULD NOT BE MAILED, FORWARD DISTRIBUTED, SENT, OR TRANSMITTED IN, INTO OR FROM CANADA, AUSTRALIA OR JAPAN.

THIS DOCUMENT SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING LETTER OF TRANSMITTAL AND CONSENT.


                        AVAILABLE INFORMATION

Both Group and Holdings are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). These reports and other information can be inspected and copied at the public reference section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or online at www.sec.gov, and are available free of charge at the office of the Paying Agent, Kredietbank S.A. Luxembourgeoise, 43 Boulevard Royal, L-2955 Luxembourg.

               INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Group and Holdings with the Commission are incorporated by reference into this notice:

- TDL Infomedia Group plc's Annual Report on Form 20-F for the fiscal year ended December 31, 2002;
- TDL Infomedia Holdings plc's Annual Report on Form 20-F for the fiscal year ended December 31, 2002;
- 6-K Filing - Fourth Quarter Results Announcement of TDL Infomedia Group plc, dated April 1, 2003;
- 6-K Filing - First Quarter Results Announcement of TDL Infomedia Group plc, dated May 15, 2003;
- 6-K Filing - First Quarter Results Announcement of TDL Infomedia Holdings plc, dated May 15, 2003;
- 6-K Filing - Press Release of TDL Infomedia Group plc, dated August 14, 2003; and
-  6-K Filing - Press Release of TDL Infomedia Holdings plc, dated
August 14, 2003

All documents that each of Group and Holdings files under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this notice and before the termination of the Offer will be automatically incorporated by reference into this notice and be a part of this notice.
Later statements in this notice or in documents incorporated by reference modify or replace earlier statements on the same subject.

This notice incorporates by reference documents that are not presented in it or delivered with this notice. We will provide these documents without charge to each person to whom this notice is delivered upon the request of such person to:
Chief Financial Officer, TDL Infomedia Group plc, Thomson House, 296
Farnborough Road, Farnborough, Hants, England GU14 7NU, United Kingdom, telephone: +44 1252 516 111, facsimile: +44 1252 377 005. In order to ensure timely delivery of documents, any request should be made no less than five days prior to the Expiration Date. These documents are also available free of charge at the office of the Paying Agent, Kredietbank S.A. Luxembourgeoise, 43 Boulevard Royal, L-2955 Luxembourg.


                          TABLE OF CONTENTS

BACKGROUND AND REASONS FOR THE OFFER 							   			1
THE THOMSON GROUP  															1
Change of Control       													1
Silver srl      															2
Potential Adverse Effects of Offer on Holders of Unpurchased Notes			2
THE OFFER   																3
General     																3
Source and Amount of Funds  												3
Terms of the Offer      													4
Expiration Date; Extensions; Amendments 									4
Acceptance of Notes for Payment 											5
Procedures for Tendering Notes  											6
Procedure if the Notes are Not Registered in Your Name  					8
Signature Requirements and Signature Guarantees 							9
Conditions to the Offer 													9
Book-Entry Transfer 														10
Guaranteed Delivery Procedures  											11
Withdrawal Rights       													11
AGENT   																	12
Fees and Expenses       													12
Transfer Taxes      														12
Regulatory Matters      													13
Consequences of Failure to Tender   										13
THE CONSENT SOLICITATION   													14
General     																14
Record Date     															14
Requisite Consents      													14
Consent Procedures      													14
How to Consent      														15
Revocation of Consent   													16
CERTAIN MARKET AND TRADING INFORMATION REGARDING THE NOTES  				18
TAXATION    																19
Certain United States Federal Income Tax Consequences   					19
Tax Consequences to United States Holders   								19
Backup Withholding and Information Reporting    							20
Tax Consequences to Non-United States Holders   							20
Certain U.K. Tax Considerations 											21


    BACKGROUND AND REASONS FOR THE OFFER AND CONSENT SOLICITATION

The Thomson Group

Both Group and Holdings are part of the Thomson group of companies, which is the second largest publisher of printed classified directories in the United Kingdom, publishing 174 directories in 2002 (173 Thomson Local Directories and one new WebFinder directory) that together cover approximately 85% of the population of the U.K. In 2002, 92,825 businesses purchased classified advertising in our directories, and we distributed approximately 22 million of these directories to homes and businesses free of charge. Our advertising customer base is highly diverse and consists primarily of small and medium-sized businesses operating in well-defined local areas as well as large national advertisers.

In the U.K. classified directories market, we are the market innovator for introducing new product modifications, having developed directional tabs, local community guides and premium advertising opportunities such as White Knock-out, a feature that displays the customer's advertisement against a white back-drop, and color advertisements. Directional tabs are stiffer pages with protruding tabs that typically appear in front of the A-Z of business, the classified directory section and the index of business categories section. We believe these product innovations have made our directories easier to use for consumers and increased their value to our customers. While printed directories are our primary business, we have executed a strategy of leveraging our strategic assets, which include our enhanced proprietary information database of more than 2.3 million business listings, nationwide sales force, established customer base and Thomson Directories brand, selectively across two high margin business areas of Internet Services and Business Information, which together represented GBP11.4 million of our revenues in 2002. Our consolidated group generated revenue of GBP96.9 million for the year ended December 31, 2002.

Change of Control

On April 1, 2003, the Board of Directors of SEAT Pagine Gialle S.p.A. ("SEAT"), parent company of the Thomson group, announced a partial demerger procedure ("scissione parziale") (the "Demerger") regulated by the Italian Civil Code, which was subsequently approved by the shareholders of SEAT on May 9, 2003. Pursuant to the Demerger, the directories, business information and directory assistance businesses (including the assets, liabilities, contracts and personnel related thereto and participations related thereto) of SEAT were transferred by way of demerger to a newly incorporated company named SEAT Pagine Gialle S.p.A. ("New SEAT"). This transfer included a transfer of the shares of TDL Holdings plc (including all of its subsidiaries), and SEAT was renamed Telecom Italia Media S.p.A. The Demerger became effective on
August 1, 2003.

On June 11, 2003, Telecom Italia S.p.A. announced that, conditional on the Demerger becoming fully effective pursuant to the relevant provisions of the Italian Civil Code, it had agreed to sell its shares (the "Sale") in New SEAT to Silver srl ("Silver"), a company owned by a consortium comprised of BC Partners, CVC Capital Partners, Permira and Investori Associati
(the "Consortium").  The Sale was completed on August 8, 2003
(the "Acquisition").

The Acquisition constituted a Change of Control (the "Change of Control") under both Section 4.17 of the Indenture dated as of October 13, 1999 relating to the Notes (the "Indenture") and Section 4.16 of the Indenture dated as of October 13, 1999 relating to the Discount Notes (the "Discount Indenture"). Following a Change of Control, Group is required to make an offer to purchase all outstanding Notes validly tendered by any holders, upon the terms described in this notice, and Holdings is obligated to cause Group to seek the consent of holders of the Notes to permit Holdings to make an offer to purchase all outstanding Discount Notes.

Silver srl

Silver srl is a company owned by a consortium comprised of BC Partners, CVC Capital Partners, Permira and Investori Associati, formed for the purpose of acquiring a controlling interest in New SEAT.

Potential Adverse Effects of Offer on Holders of Unpurchased Notes

The Notes are listed on the official list of the Luxembourg Stock Exchange and in the over-the-counter market. The Notes are not currently listed on any U.S. securities exchange. After the consummation of the Offer, the outstanding principal amount of Notes available for trading may be significantly reduced.
A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Because the principal amount of Notes purchased pursuant to the Offer will reduce the float, the liquidity and market price of the Notes may be adversely affected. The reduced float may also tend to make the trading price of the Notes more volatile after consummation of the Offer, and the extent of the market for the Notes and the availability of price quotations will depend upon the number of holders of such Notes, the interest in maintaining a market in such Notes on the part of securities firms and other factors. As a result, there can be no assurance that any trading market for any Notes will exist after consummation of the Offer.



THE OFFER

General

Upon the terms and subject to the conditions set forth in this notice and in the accompanying letter of transmittal, Group is offering to purchase for cash all outstanding Notes properly tendered on or prior to the Expiration Date and not withdrawn for 101% of their principal amount (GBP1,010 per GBP1,000 principal amount), plus accrued and unpaid interest thereon up to, but not including, the Purchase Date (as defined below). Group is also soliciting consent of the holders of the Notes for Holdings to offer to purchase for cash all of its outstanding Discount Notes for 101% of their accreted value, plus accrued and unpaid interest. This Offer and Consent Solicitation will expire at 5:00 p.m., New York time, on September 19, 2003, unless Group extends the period of time during which the Offer and Consent Solicitation is open, in which event the Expiration Date will be the latest time and date at which the Offer and Consent Solicitation, as so extended, expires. For a description of Group's right to extend the period of time during which the Offer and Consent Solicitation is open and to delay, terminate or amend the Offer and Consent Solicitation, see "-Expiration Date; Extensions; Amendments" below. For a description of the terms and conditions of the Consent Solicitation, see "The Consent Solicitation" below.

All Notes, or portions thereof, properly tendered and not validly withdrawn pursuant to the Offer will be accepted for payment following the Expiration
Date and the Purchase Amount will be paid to holders on a date within 45 days after the date of this Offer Statement (the "Purchase Date"), which is currently expected to be October 23, 2003. Unless Group defaults in the payment of the Purchase Amount, interest on Notes tendered and accepted will cease to accrue on and after the Purchase Date. Any Notes, or portions thereof, not tendered or accepted for payment will continue to accrue interest in accordance with the terms thereof. If you choose to tender less than all of your Notes, you should deliver with your Notes a signed written statement providing the identification numbers and principal amounts (which amounts must be in integral multiples of GBP1,000) of the particular Notes to be tendered pursuant to the Offer, together with due endorsement by, or a written instrument of transfer in form satisfactory to Group and the Trustee duly executed by you or your attorney duly authorized in writing. Holders whose Notes are purchased only in part will be issued new Notes in any authorized denomination as requested by such holder, and equal in principal amount to the unpurchased portion of the Notes surrendered.

If you wish to tender your Notes, you must adhere to the procedures described in "- Procedures for Tendering Notes". You may withdraw the tender of your Notes at any time prior to 5:00 p.m., New York time, on the Expiration Date. See "-Withdrawal Rights".

Source and Amount of Funds

The precise amount of funds required by Group to purchase Notes tendered pursuant to the Offer will not be known until the close of business on the day after the Expiration Date. If all outstanding Notes were tendered and purchased, the Purchase Amount would be approximately GBP68,427,500 plus accrued and unpaid interest. Such funds would be provided by way of a credit facility to be entered into by us in the event any Notes are tendered. In the event funds are not available to Group to enable it to pay for all Notes tendered and Group fails to purchase all Notes validly tendered and not withdrawn, an event of default could exist under the Indenture, permitting the acceleration of the Notes and potential defaults or events of default under Group's other indebtedness.

Terms of the Offer

Group will accept for payment any validly tendered Notes which are not withdrawn prior to 5:00 p.m. New York time, on the Expiration Date. Group will pay you GBP1,010 for each GBP1,000 principal amount of Notes tendered plus accrued and unpaid interest thereon up to, but not including, the Purchase Date. Holders may tender some or all of their Notes in the Offer.

This notice, together with the letter of transmittal you received with this notice, is being sent to you and to others believed to have beneficial interests in the Notes. Group intends to conduct the Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission.

Group will have accepted your validly tendered Notes when it has given written notice to The Bank of New York. If any tendered Notes are not accepted because of an invalid tender, the occurrence of certain other events, or otherwise, certificates sent to The Bank of New York will be returned, without expense, to you as promptly as practicable after the Expiration Date.

You will not be required to pay brokerage commissions, fees, or transfer taxes in the tender of your Notes. Group will pay all charges and expenses in connection with the Offer except for any taxes you may incur.

Expiration Date; Extensions; Amendments

The Offer will expire at 5:00 p.m. New York time, on September 19, 2003 unless Group extends the Offer, in which case the Offer shall terminate at 5:00 p.m. New York time on the last day of the extension. In any event, the Offer will be held open for at least 20 business days, but for no longer than 45 days.
The term "business days" as used herein means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York, the United Kingdom or the Grand Dutchy of Luxembourg are authorized or obligated by law or executive order to close. In connection with the Offer, Group will issue a notice by press release or other public announcement.

Group reserves the right, in its sole discretion:

-   to delay accepting your Notes;
-   to extend the Offer;
- 	to terminate the Offer, if any of the conditions shall not have been
	satisfied; or
- 	to amend the terms of the Offer in any manner, subject to applicable law and
	the terms of the Indenture.

If Group delays, extends, terminates or amends the Offer, it will give notice to the Agent and issue a press release or other public announcement.

During any extension of the Offer, all Notes previously tendered and not accepted for payment (but not returned to the tendering holder) will remain subject to the Offer and subject to the terms and conditions of the Offer, and may be accepted for payment by Group.

Acceptance of Notes for Payment

Upon the terms and subject to the conditions of the Offer, Group will accept for payment Notes validly tendered pursuant to the Offer (or defectively tendered, if Group has waived the defect) and not properly withdrawn (other than Notes delivered by completion of a "Notice of Guaranteed Delivery"), immediately upon satisfaction or waiver of the conditions on the Expiration Date. With respect to Notes delivered by completion of a "Notice of Guaranteed Delivery", the Expiration Date shall refer to the date, following the waiver or satisfaction of conditions, on which such Notes (or confirmation of book-entry transfer of such Notes) together with a properly completed and validly executed letter of transmittal and any other required documents, are received by the Agent.

Group expressly reserves the right, in its sole discretion, to delay acceptance for payment of Notes tendered under the Offer or the payment for Notes accepted for payment (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer), or to terminate the Offer and not accept for payment any Notes not theretofore accepted for payment, if any of the conditions set forth below under "Conditions to the Offer" shall fail to be deemed to be satisfied (and such failure shall not have been satisfied or waived) or in order to comply in whole or in part with any applicable law. In this case, the Agent may, on Group's behalf, retain tendered Notes, without prejudice to Group's rights.

For purposes of the Offer, Group will be deemed to have accepted for payment validly tendered Notes (or defectively tendered Notes, if such defect has been waived) if, as and when Group gives written or oral (confirmed in writing) notice thereof to the Agent.

The Purchase Date will be within 45 days after the date of this Offer Statement. Upon the terms and subject to the conditions of the Offer, delivery of the Purchase Amount for Notes accepted for payment pursuant to such Offer will be made by the Agent promptly after the receipt of funds for the payment of such Notes by the Agent.

You may tender Notes in the Offer, and Group will accept Notes tendered in the Offer, only in principal amounts equal to GBP1,000 and integral multiples thereof or, if different, your entire holding of Notes.

Procedures for Tendering Notes

Only you may tender your Notes in the Offer. Notes are in global form, and beneficial interests in the Notes are held through DTC, Euroclear or Clearstream Banking, societe anonyme ("Clearstream, Luxembourg"). Except as stated below under "Book-Entry Transfer", to tender in the Offer you must, on or before the Expiration Date, deliver a duly completed letter of transmittal to the Agent at its address specified in the letter of transmittal; and

If you do not hold your position through DTC, Euroclear or Clearstream, Luxembourg, certificates for your Notes must be received by The Bank of New York along with the letter of transmittal; or, either

- 	If you hold your position through DTC, you must also deliver a timely confirmation of a book-entry transfer of your Notes, if that procedure is available, into the account of The Bank of New York at DTC under the procedure for book-entry transfer described below, which must be received by The Bank of New York prior to the Expiration Date; or you must contact the Agent concerning other acceptable procedures for tendering and delivering Notes (Holders of Outstanding Notes may tender Outstanding Notes by book-entry transfer by crediting the Outstanding Notes to the Exchange Agent's account at DTC in accordance with DTC's Automated Tender Offer Program ("ATOP") and by complying with applicable ATOP procedures with respect to the Offer. DTC participants that are accepting the Offer should transmit their acceptance to DTC, which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent's account at DTC. DTC will then send a computer-generated message (an "Agent's Message") to the Exchange Agent for its acceptance in which the holder of the Outstanding Notes acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in, this Letter of Transmittal, the DTC participant confirms on behalf of itself and the beneficial owners of such Outstanding Notes all provisions of this Letter of Transmittal (including any representations and warranties) applicable to it and such beneficial owner as fully as if it had completed the information required herein and executed and transmitted this Letter of Transmittal to the Exchange Agent. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. DTC participants may also accept the Offer by submitting a Notice of Guaranteed Delivery through ATOP.);

- 	If you hold your position through Euroclear or Clearstream, Luxembourg, any letter of transmittal for a tender with respect to Notes held at Euroclear or
Clearstream, Luxembourg must be completed by a direct accountholder in Euroclear or Clearstream, Luxembourg; or

- 	In the case of Notes not held through an account with Euroclear or
Clearstream, Luxembourg, a holder wishing to submit a tender must either:

(a)	first arrange to have the Notes held through this type of account, either in the name of the holder or in the name of a bank or financial institution acting on behalf of the holder; or

(b) accept and execute a book-entry delivery to the Agent.

In addition, the direct accountholder in Euroclear or Clearstream, Luxembourg completing the letter of transmittal must deliver to Euroclear or Clearstream, Luxembourg, as the case may be, by tested telex or according to their normal procedures:

(a) irrevocable instructions to

(i)	block any attempt to transfer the Notes tendered on or prior to the
Purchase Date; and

(ii)	debit its account on the Purchase Date in respect of all the Notes
(or in respect of such lesser portion of the Notes as shall be accepted by TDL Infomedia Group plc), upon receipt of an instruction by the Agent to have such Notes delivered to the Agent for cancellation (but subject to the automatic withdrawal of the relevant portion of such irrevocable instruction in the event that the Offer is terminated by TDL Infomedia Group plc or the letter of transmittal is withdrawn or revised by the direct accountholder prior to the Expiration Date, in each case as notified to Euroclear or Clearstream, Luxembourg, as the case may be, by the Agent on or before the Purchase Date).

If you elect to tender Notes or portions thereof represented by a Global Note as defined in Section 1.01 of the Indenture pursuant to the Offer, you will be required to procure presentation of that Global Note to the Paying Agent at its address specified in the notice in Luxembourg prior to the acceptance of the tendered Notes for payment. The Paying Agent will promptly instruct DTC, Euroclear or Clearstream, Luxembourg, as appropriate, to pay to the bearer of the relevant Global Note(s) the payment relating thereto.

If you elect to tender a Definitive Note as defined in Section 1.01 of the Indenture or a portion thereof purchased pursuant to the Offer, you will be required to surrender the Definitive Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at its address specified in the notice in Luxembourg prior to the acceptance of the tendered Notes for payment. On or before the acceptance of the tendered Notes for payment, Group will, in the case only of Definitive Notes, cause to be delivered to The Bank of New York for cancellation the Definitive Notes so accepted. The Paying Agent will promptly, in the case if Definitive Notes, pay to each Noteholder the amount due for such Note and promptly deliver at the office of the Paying Agent or (at the risk and, if mailed at the request of the Holder otherwise than by ordinary uninsured mail, at the expense of the Holder) send by mail to the Holder a new Definitive Note equal in principal amount to the unpurchased portion of the Note surrendered, if any, provided that each new Definitive Note will be in a principal amount at maturity equal to GBP1,000 or an integral multiple thereof.

Any holder submitting a tender must ensure that the instructions transmitted through the Euroclear or Clearstream, Luxembourg accountholder can be allocated to its tender. Holders should transmit a separate set of instructions for each letter of transmittal submitted, and the instructions so transmitted must cover the entire aggregate principal amount tendered pursuant to such letter of transmittal, notwithstanding any reduction in the aggregate principal amount of Notes accepted as a result of proration. To the extent that instructions cannot be reconciled with the tender, the tender may, at the discretion of Group, be deemed to have been properly submitted.

If you intend to use the guaranteed delivery procedure, you must comply with the guaranteed delivery procedures described below.

Neither Group nor the Agent will be responsible for the communication of tenders by holders to the accountholders in Euroclear or Clearstream, Luxembourg through which they hold Notes or by such accountholders to the Agent, Euroclear or Clearstream, Luxembourg.

Holders will not be responsible for the payment of any fees or commissions to the Agent for the Notes.

In no event should a holder submitting a tender send a letter of transmittal or Notes to any other agent of Group other than the Agent, or to Euroclear or Clearstream, Luxembourg.

Holders may contact the Agent for assistance in filling out and delivering letters of transmittal and for additional copies of the Offer materials.

To be tendered effectively, a letter of transmittal and other required documents must be received by The Bank of New York at its address set forth under "-Agent" prior to the Expiration Date.

If you do not withdraw your tender before the Expiration Date, it will constitute an agreement between you and Group in accordance with the terms and conditions in this notice and in the letter of transmittal.

The method of delivery of your Notes, a letter of transmittal, and all other required documents to be delivered to The Bank of New York is at your election and risk.

It is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to The Bank of New York before the Expiration Date. No letter of transmittal or Notes should be sent to Group. You may request your brokers, dealers, commercial banks, trust companies, or nominees to effect these transactions on your behalf.

Procedure if the Notes are Not Registered in Your Name

If your Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Notes, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal and delivering the registered owner's Notes, either make appropriate arrangements to register ownership of the Notes in your name or obtain a properly completed bond power or other proper endorsement from the registered holder. Group strongly urges you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by any eligible guarantor institution that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trustee having an office or correspondent in the United States, or an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (each, an "Eligible Institution") unless the Notes are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an Eligible Institution. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an Eligible Institution.

If a letter of transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to Group of their authority to so act must be submitted with such letter of transmittal unless waived by Group.

Conditions to the Offer

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Notes will be determined by Group in its sole discretion, and its determination will be final and binding. Group reserves the absolute right to reject any and all Notes not properly tendered or any Notes the acceptance of which would be unlawful in the opinion of its counsel. Group also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Notes. Group's interpretation of the terms and conditions of an offer, including the instructions in a letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of Notes must be cured within such time as Group shall determine, unless waived by Group. Although Group intends to notify you of defects or irregularities with respect to tenders of Notes, none of Group, The Bank of New York or any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by The Bank of New York that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by The Bank of New York as soon as practicable following the Expiration Date to you.

In addition, Group reserves the right in its sole discretion to purchase or make offers for any Notes that remain outstanding after the Expiration Date or to terminate the Offer and, to the extent permitted by applicable law, purchase Notes in the open market in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of this Offer.

These conditions are for Group's sole benefit and may be asserted by Group at any time or for any reason or may be waived by Group in whole or in part at any time in its sole discretion. The failure by Group to exercise any of its rights shall not be a waiver of such rights.

In all cases, payment for tendered Notes that are accepted in the Offer will be made only after timely receipt by The Bank of New York of certificates for Notes or a timely confirmation from DTC of such Notes into The Bank of New York's account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal for such exchange offer) and all other required documents.

If Group does not accept your tendered Notes or if you submitted Notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted Notes will be returned without expense to you or, in the case of Notes tendered by book-entry transfer into The Bank of New York's account at DTC pursuant to the book-entry transfer procedures described below, such Notes will be credited to an account maintained with DTC, as promptly as practicable after the Expiration Date or termination of the Offer.

Book-Entry Transfer

The Bank of New York maintains accounts at DTC. Any financial institution that is a participant in DTC may make book-entry delivery of Notes being tendered by causing DTC to transfer the Notes into The Bank of New York's account at DTC via ATOP in accordance with the appropriate procedures for transfer as instructed by DTC. However, although delivery of Notes may be effected through book-entry transfer at DTC, a letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, except as set forth in the following paragraph, be transmitted to and received by The Bank of New York at its address set forth under "-Agent" on or before the expiration date or the guaranteed delivery procedures as below must be complied with.

ATOP is the only method of processing Offers through DTC. To accept the Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system and send a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to The Bank of New York. To tender Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to The Bank of New York must contain the participant's acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for such Notes.

Participants in Euroclear and/or Clearstream, Luxembourg must send an electronic instruction to Euroclear and/or Clearstream, Luxembourg, as applicable, in accordance with their procedures established to tender Notes, in place of sending a signed, hard copy of the letter of transmittal. The electronic instruction transmitted by Euroclear and/or Clearstream, Luxembourg to the exchange agent must contain a computer generated message, by which you acknowledge your receipt of the letter of transmittal and agree to be bound by it.

Guaranteed Delivery Procedures

If you wish to tender your Notes and the Notes are not immediately available, or time will not permit your Notes or other required documents to reach The Bank of New York before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

-   the tender is made through an Eligible Institution;

- 	before the Expiration Date, The Bank of New York received from such Eligible
Institution a properly completed and duly executed letter of transmittal or a facsimile thereof and notice of guaranteed delivery, substantially in the form provided by Group by telegram, telex, facsimile transmission or hand delivery.
The notice of guaranteed delivery shall state your name and address and the amount of the Notes tendered, that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Notes, in proper form for transfer, or a confirmation from DTC and any other documents required by the applicable letter of transmittal, will be deposited by the Eligible Institution with The
Bank of New York; and

- 	the certificates for all physically tendered Notes, in proper form for transfer, or a confirmation from DTC and all other documents required by the applicable letter of transmittal, are received by The Bank of New York within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of Notes at any time prior to 5:00 p.m. New York time, on the Expiration Date.

For a withdrawal of tendered Notes to be effective, a written or, for a DTC participant, electronic ATOP transmission, notice of withdrawal must be received by The Bank of New York, at its address set forth in the next section of this Notice entitled "Agent", prior to 5:00 p.m., New York time, on the Expiration Date.

Any such notice of withdrawal must:

-   specify your name;

- 	identify the Notes to be withdrawn, including the certificate number or numbers and principal amount of such Notes;

- 	be signed by you in the same manner as the original signature on the letter of transmittal by which your Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the trustee of your Notes to register the transfer of those Notes into the name of the person withdrawing the tender; and

- 	specify the name in which you want the withdrawn Notes to be registered in, if different from your name.

All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by Group and its determination shall be final and binding on all parties. Any Notes withdrawn will be considered not to have been validly tendered for the purposes of the Offer. Any Notes which have been tendered but for which payment is not made for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender, or termination of the Offer relating to such Notes. Properly withdrawn Notes may be retendered by following one of the procedures described in "-Procedures for Tendering Notes" at any time on or prior to the Expiration Date.

Agent

All executed letters of transmittal should be directed to either the Agent or the Paying Agent. Group has appointed The Bank of New York as the Agent for the Offer. Questions, requests for assistance and requests for additional copies of the Notice or a letter of transmittal should be directed to the Agent addressed as follows:

By Overnight Mail or Courier:	By Hand:				 By Facsimile:
The Bank of New York			The Bank of New York	 The Bank of New York
101 Barclay St.					101 Barclay St.		   	 Fax no.+1(212)298 1915
8th Floor						8th Floor				 (for Eligible
New York, New York 				New York, New York 		 Institutions Only)
10286							10286
United States of America		United States of America
Attention: Duong Nguyen			Attention: Duong Nguyen	 Attention: Duong Nguyen
Confirm by Telephone:			Confirm by Telephone:	 Confirm by Telephone:
+1 (212) 815 3687				+1 (212) 815 3687		 +1 (212) 815 3687


All documents prepared in connection with this Offer are available free of charge at the office of the Paying Agent, Kredietbank S.A. Luxembourgeoise, 43 Boulevard Royal, L-2955 Luxembourg.

Fees and Expenses

Group will not make any payments to brokers, dealers, or others soliciting acceptances of the Offer. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by Group's officers and employees.

Transfer Taxes

If you tender Notes you will not be obligated to pay any transfer taxes unless you instruct Group to register Notes in a different name. If you request that your Notes not tendered or not accepted in the Offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

Regulatory Matters

Group is not aware of any additional governmental or regulatory approvals required in order to complete the Offer.

Consequences of Failure to Tender

Your participation in the Offer is voluntary. You are urged to consult your financial and tax advisors in making your own decisions on what actions to take and should read the "Taxation" section.


THE CONSENT SOLICITATION

General

The Consent Solicitation will commence on August 21, 2003, and will end at 5:00 p.m. on the Expiration Date. See "The Offer-General". If you wish to onsent to the Holdings Offer, you must adhere to the procedures described in "-How to Consent". You may revoke your consent at any time prior to 5:00 p.m., New York time, on the Expiration Date. See "- Revocation of Consent".

Record Date

The Record Date for the Consent Solicitation is August 21, 2003.

Requisite Consents

The Requisite Consents for the Holdings Offer are the valid and unrevoked consent of holders of a majority in principal amount of the outstanding Notes. The failure of any holder of Notes to deliver a consent will have the same effect as if such holder had voted against permitting the Holdings Offer.

Consent Procedures

This Offer to Purchase and Consent Solicitation and the Consent Form are being sent to all Note Holders. Only Holders may execute and deliver a Consent. A beneficial owner of Notes who is not the Holder of such Notes (e.g., a beneficial owner whose Notes are recorded in the name of a nominee such as a brokerage firm) and who wants to consent to the Holdings Offer must either
(i) arrange for the Holder to execute the Consent and deliver it to the Agent on such beneficial owner's behalf or (ii) obtain a proxy duly executed by the Holder authorizing the beneficial owner to execute and deliver to the Agent the Consent with respect to the Notes on behalf of such Holder. Instructions as to executing and delivering Consents are described below under "-How to Consent".

"DTC Participants" (i.e., brokers, banks and other financial institutions that participate through DTC), rather than DTC or its nominee, must execute the Consent Form. Group anticipates that DTC or its nominee will execute an omnibus proxy in favor of DTC Participants holding such Notes, which will authorize each such DTC Participant to consent to the Holdings Offer with respect to the principal amount of Notes shown as beneficially owned by such DTC Participant on the books of DTC on the Record Date.

Any beneficial owner of Notes held of record on the Record Date by DTC or its nominee, through authority granted by DTC, may direct the DTC Participant through which such beneficial owner's Notes are held in DTC on the Record Date to execute, on such beneficial owner's behalf, or may obtain a proxy from such DTC Participant and execute directly as if such beneficial owner were a Holder, the Consent with respect to Notes beneficially owned by such beneficial owner on the date of execution.

Any beneficial owner or Holder of Notes through Euroclear and/or Clearstream, Luxembourg must comply with the procedures established by Euroclear and/or Clearstream, Luxembourg, as applicable, in order to deliver a Consent.

A Consent, if effective, will be binding on any transferee(s) whether or not any notation with respect to the Consent is made on the Notes relating to such Consent.

How to Consent

All Consent Forms that are properly completed, executed and delivered to the Agent and not revoked before 5.00 p.m., New York City time, on the Expiration Date will be given effect in accordance with the specifications thereof. Holders who desire to consent to the Holdings Offer should mark the FOR box on the Consent Form and complete, sign, and date such Consent Form included herewith and mail, hand deliver, or send by overnight courier or facsimile (confirmed by physical delivery) their properly completed and executed Consent to the Agent in London at its address listed on the back cover page hereof and on the Consent Form, all in accordance with the instructions contained herein and therein. If none of the boxes on the Consent is checked, but the Consent is otherwise properly completed and executed, or if the Consent is not completed and executed, the Holder will be deemed not to have consented to the Holdings Offer. The method of delivery of the Consent and all other required documents to the Agent is at the election and risk of the Holders and, except as otherwise provided in the Consent Form, delivery will be deemed made only when actually received by the Agent. If such delivery is by mail, it is recommended that the Holder use registered mail with return receipt requested. Consents may be submitted by facsimile and will be binding if so submitted.
In all cases, sufficient time should be allowed to assure timely delivery. Consent Forms should be delivered to the Agent, not to Group, Holdings or the Trustee. However, Group reserves the right to accept any Consent received by Group, Holdings or the Trustee.

Consent Forms must be executed in exactly the same manner as such Holders' names appear on the certificates for the Notes or on a security position listing as the owner of the Notes. If Notes to which the Consent relates are held of record by two or more joint holders, all such Holders must sign the Consent. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent appropriate evidence of authority to execute the Consent. In addition, if a Consent relates to less than the total principal amount of Notes recorded in the name of such Holder, the Holder must list the serial numbers (or other information sufficient to enable the Information Agent to identify such Notes) and principal amount of Notes recorded in the name of such Holder to which the Consent relates. If Notes are recorded in different names, separate Consent Forms must be executed by each such Holder. If a Consent is executed by a person other than the Holder, then it must be accompanied by a proxy or an appropriate power of attorney in a form satisfactory to Group and the Agent, in each case duly executed by the Holder.

The record ownership of a Note shall be proved by the Agent. All questions as to the validity and form, and acceptance or revocation of Consents with respect to Notes, will be determined by Group in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be required by the Agent concerning proof of execution and ownership. Group reserves the absolute right to reject any or all Consent Forms or revocations that are not in proper form or the acceptance of which could, in the opinion of Group or its counsel, be unlawful. Group also reserves the right, subject to any such final review as the Agent requires for proof of execution and ownership, to waive any defects or irregularities in connection with deliveries of particular Consent Forms or revocations.
Unless waived, any defects or irregularities in connection with deliveries of Consent Forms or revocations must be cured within such time as Group shall determine. None of Group, any of its affiliates, the Agent, the Trustee or any other person shall be under any duty to give any notification of any such defects, irregularities, or waiver, nor shall any of them incur any liability for failure to give such notification. Group's interpretation of the terms and conditions of this Consent Solicitation shall be conclusive and binding.

Revocation of Consent

Each properly completed and executed Consent received by the Agent prior to the Expiration Date will be counted, notwithstanding any transfer of the Notes to which it relates, unless the procedure for revoking Consents described below has been followed. A Consent delivered by a Holder before the Expiration Date shall be deemed to supersede any earlier revocation of Consent relating to the same Notes, and timing of receipt will be determined by Group in its sole discretion.

A Consent may be revoked by the Holder granting such Consent if the Agent receives a properly completed and executed written notice of revocation on or prior to the Expiration Date. The notice of revocation must indicate the serial numbers of the Notes to which such revocation relates (or other information sufficient to enable the Agent to identify such Notes), as well as the aggregate principal amount represented by such Notes. The fact and date of the execution of any such revocation must be proved in such manner as Group deems sufficient, subject to such reasonable rules and regulations as the Agent prescribes. A transferee of Notes may revoke a Consent given by a Holder in respect of such Notes only if such transferee holds a proxy duly executed by a Holder. In such case, the transferee must deliver to the Agent a revocation of Consent accompanied by a proxy duly executed by such Holder in accordance with the procedures set forth above.

The revocation must be executed by such Holder in exactly the same manner as such Holder's name appears on the Consent to which the revocation relates or be accompanied by evidence satisfactory to Group and the Agent that the Holder revoking such Consent has succeeded to registered ownership of the Notes to which such Consent relates or otherwise has the power to revoke such Consent.
If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A revocation of the Consent shall be effective only as to the Notes listed on the revocation and only if such revocation complies with the provisions of the Consent Form and this Offer to Purchase and this Consent Solicitation Statement. Only a Holder of Notes on the Record Date or its duly designated proxy as reflected in the records of the DTC is entitled to revoke a Consent previously given with respect to such Notes. A beneficial owner of Notes must either (i) arrange with the Holder to execute and deliver either to the Agent on such beneficial owner's behalf, or to such beneficial owner for forwarding to the Agent by such beneficial owner, a revocation of any Consent already given with respect to such Notes, or (ii) obtain a proxy duly executed by the Holder authorizing such beneficial owner to act on behalf of the Holder as to such Consent.

A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent. A Holder or a duly designated proxy who has delivered a revocation may thereafter deliver a new Consent by following one of the prescribed procedures at any time on or prior to the Expiration Date.

Group reserves the right to contest the validity of any revocation and all questions as to the validity (including time of receipt) of any revocation will be determined by Group in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be required by the Agent concerning proof of execution and ownership. None of Group, any of its affiliates, the Agent, the Trustee, or any other person will be under any duty to give notification of any defect or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such notification.


                CERTAIN MARKET AND TRADING INFORMATION
                         REGARDING THE NOTES


The Notes are listed on the Official List of the Luxembourg Exchange. The Notes are not listed on any U.S. securities exchange. The Notes are currently traded in the over-the-counter market by certain dealers who from time to time are willing to make a market in such securities.

The trading volume for the Notes has been limited and is difficult to monitor. Such information is based on reports of market makers in the Notes. Over-the-counter price quotations may represent inter-dealer prices, without retail mark-ups, mark-downs or commissions, may not represent actual transactions and do not necessarily reflect all transactions in the Notes. Quotations for securities which are not actively traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders should obtain current market information with respect to market prices for the Notes for the principal amount that they hold.

On October 13, 1999 TDL Infomedia Group plc issued GBP70,000,000 aggregate principal amount of 12.125% Senior Subordinated Notes due 2009 (the "Original Notes"). GBP67,250,000 aggregate principal amount of the Original Notes was tendered for exchange in the registered exchange offer made by TDL Infomedia Group plc on February 15, 2000. Pursuant to the terms of the exchange offer, TDL Infomedia Group plc issued GBP67,250,000 aggregate principal amount of Notes in exchange for the Original Notes tendered, with terms substantially identical to those of the Original Notes (as previously defined, the "Notes"). As of the date of this notice, there was outstanding GBP67,750,000 aggregate principal amount of exchanged Notes and GBP0 aggregate principal amount of Original Notes. Group is offering to purchase all outstanding Notes. For a discussion of the possible impact of the Offer on the trading market for the Notes, see "Background and Reason for the Offer-Potential Adverse Effects of Offer on Holders of Unpurchased Notes".


                               TAXATION

Certain United States Federal Income Tax Consequences

The following summary describes the principal United States federal income tax consequences relating to the sale of Notes pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, changes to any of which subsequent to the date of this Offer may affect the tax consequences described herein. Such changes could be applied retroactively in a manner that could adversely affect the holders. This summary discusses only Notes held as capital assets within the meaning of
Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities and holders who hold the Notes as part of a straddle or a hedging or conversion transaction. Holders of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences of the sale of the Notes, including the applicability of state, local or foreign tax laws.

As used herein, the term "United States Holder" means a beneficial owner of a Note that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is includable in gross income for United States federal income tax purposes regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or
(v) a former citizen or long-term resident of the United States meeting certain qualifications.

As used herein, the term "Non-United States Holder" means a beneficial owner of a Note that is not a United States Holder.

Tax Consequences to United States Holders

The sale of a Note by a United States Holder pursuant to an Offer will be a taxable transaction for United States federal income tax purposes. A United States Holder will recognize gain or loss in an amount equal to the difference between the amount of consideration received for such Note, other than the portion of such amount that is properly allocable to accrued interest which will be taxed as ordinary interest income, and the United States Holder's adjusted tax basis in such Note. A United States Holder's adjusted tax basis in a Note generally equals the cost of the Note to such Holder, increased by the amounts of any market discount previously included in income by the holder with respect to such Note, and reduced by any amounts previously deducted with respect to amortizable bond premiums with respect to such Note. Such gain or loss will be capital gain or loss (and will be long-term capital gain or loss if the Note had been held for more than one year), except such gain may be subject to tax as ordinary income to the extent of any accrued market discount on the Notes not previously included in income. In general, market discount is the excess, if any, of the "state redemption price at maturity" of a Note over the United States Holder's tax basis therein immediately after the acquisition (unless the amount of such excess is less than a specified de minimis amount, in which case market discount is considered to be zero).

For certain noncorporate taxpayers (including individuals), the rate of taxation of capital gains will depend upon (i) the taxpayer's holding period in the capital assets (with a preferential rate available for capital assets held for more than one year) and (ii) the taxpayer's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Certain United States Holders may be subject to backup withholding at a rate of 31% on payments received with respect to the Purchase Amount unless such United States Holder (i) comes within certain exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Each tendering United States Holder will be asked to provide such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup withholding by completing the Substitute Form W-9 that is included in the letter of transmittal.

The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the requisite information is furnished to the Internal Revenue Service.

Tax Consequences to Non-United States Holders

Gain realized by a Non-United States Holder on the sale of a Note pursuant to the Offer will not be subject to United States federal income tax unless
(i) such gain is effectively connected with the conduct by such Holder of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to the United States permanent establishment maintained by such Non-United States Holder) or (ii) in the case of gain realized by a Non-United States Holder who is an individual, such Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Information reporting and backup withholding at a rate of 31% may apply to Non-United States Holders that fail to certify their exempt status by properly completing the Substitute Form W-8 included in the letter of transmittal.

Certain U.K. Tax Considerations

The following is a general summary of certain of the anticipated U.K. tax consequences of the acceptance of the Offer. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant. Holders of Notes are advised to consult their tax advisers as to the U.K. or other tax consequences of accepting the Offer.

The summary relates only to holder of Notes who are the absolute beneficial owners of those Notes and who hold those Notes as capital assets (and not as dealers in securities). Companies within the charge to U.K. corporation tax (other than authorized unit trusts) should treat the consideration received for their Notes in accordance with an accounting method "authorized" for the purposes of the taxation of loan relationships.

Other holders of Notes who are resident for U.K. tax purposes in the United Kingdom or who carry on in the United Kingdom a trade through a branch or agency to which the Notes are attributable will generally be liable to U.K. income tax on that part of the consideration received for their Notes that consists of interest. Acceptance of the Offer by such holder in respect of Notes denominated in currencies other than U.K. pounds sterling may also give rise to a chargeable gain or allowable gain or allowable loss for the purposes of U.K. capital gains tax (calculated by comparing U.K. pounds sterling values at acquisition and at acceptance of the Offer). No such gain or loss, however, will arise in respect of Notes denominated in U.K. pounds sterling.



Facsimile of the letter of transmittal will be accepted. The letter of transmittal, the Notes being tendered and any other required documents should be sent or delivered by each holder or its broker, dealer, commercial bank, trust company, or other nominee to the Agent at one of the addresses or numbers listed below:

                         The Paying Agent is:
                   KREDIETBANK S.A. LUXEMBOURGEOISE
                    By Overnight Mail or Courier:
                               By Hand:
                   Kredietbank S.A. Luxembourgeoise
                   Kredietbank S.A. Luxembourgeoise
                  Attention: Corporate Trust Office
                  Attention: Corporate Trust Office
                          43 Boulevard Royal
                          43 Boulevard Royal
                          L-2955 Luxembourg
                          L-2955 Luxembourg

             By Facsimile Transmission: +352 47 97 73 951
       Information and Confirmation Telephone: +352 47 97 3935







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